Fourth Quarter and Full Year 2025 Financial Highlights:

●	Total revenues were $157.6 million for the fourth quarter of 2025, compared to $213.2 million for the fourth quarter of 2024. Total revenues were $1,723.5 million for full year 2025, compared to $806.8 million for full year 2024

●	Total revenue includes net product revenue across the commercial portfolio of $184.9 million for the fourth quarter of 2025 and $587.6 million for full year 2025, compared to $150.1 million for the fourth quarter of 2024 and $582.1 million for full year 2024. Total revenue also includes royalty and collaboration and license revenue of $70.7 million in the fourth quarter of 2025 and $1,234.0 million for full year 2025. Translarna France Settlement was ($98.1) million for fourth quarter and full year 2025. Total revenue also includes royalty and collaboration revenue of $58.5 million in the fourth quarter of 2024. Total revenue also includes royalty, collaboration revenue and manufacturing revenue of $205.8 million for full year 2024. Translarna France Settlement was $4.6 million for fourth quarter 2024 and $18.8 million for full year 2024.

●	Translarna net product revenues were $39.0 million for the fourth quarter of 2025, compared to $89.1 million for the fourth quarter of 2024. Translarna net product revenues were $235.3 million for full year 2025, compared to $321.1 million for full year 2024.

●	Emflaza net product revenues were $27.1 million for the fourth quarter of 2025, compared to $50.5 million for the fourth quarter of 2024. Emflaza net product revenues were $253.1 million for full year 2025, compared to $207.2 million for full year 2024.

●	Roche reported Evrysdi full year 2025 sales of approximately XXX CHF million, resulting in royalty revenue of $235.7 million to PTC for full year 2025, compared to $203.9 million to PTC for full year 2024.

●	Based on U.S. GAAP (Generally Accepted Accounting Principles), GAAP R&D expenses were $133.1 million for the fourth quarter of 2025, compared to $124.8 million for the fourth quarter of 2024. GAAP R&D expenses were $455.3 million for full year 2025, compared to $534.5 million for full year 2024.

●	Non-GAAP R&D expenses were $124.3 million for the fourth quarter of 2025, excluding $8.8 million in non-cash, stock-based compensation expense, compared to $116.0 million for the fourth quarter of 2024, excluding $8.8 million in non-cash, stock-based compensation expense. Non-GAAP R&D expenses were $419.6 million for full year 2025, excluding $35.7 million in non-cash, stock-based compensation expense, compared to $497.9 million for full year 2024, excluding $36.6 million in non-cash, stock-based compensation expense.

●	GAAP SG&A expenses were $96.8 million for the fourth quarter of 2025, compared to $84.7 million for the fourth quarter of 2024. GAAP SG&A expenses were $347.1 million for full year 2025, compared to $300.9 million for full year 2024.

●	Non-GAAP SG&A expenses were $87.1 million for the fourth quarter of 2025, excluding $9.7 million in non-cash, stock-based compensation expense, compared to $76.3 million for the fourth quarter of 2024, excluding $8.4 million in non-cash, stock-based compensation expense. Non-GAAP SG&A expenses were $308.2 million for full year 2025, excluding $38.9 million in non-

cash, stock-based compensation expense, compared to $262.9 million for full year 2024, excluding $38.0 million in non-cash, stock-based compensation expense.

●	Net loss was $146.4 million for the fourth quarter of 2025, compared to net loss of $65.9 million for the fourth quarter of 2024. Net income was $671.3 million for full year 2025, compared to net loss of $363.3 million for full year 2024.

●	Cash, cash equivalents, and marketable securities were $1,945.4 million on December 31, 2025, compared to $1,139.7 million on December 31, 2024.

●	Shares issued and outstanding as of December 31, 2025, were 81,474,366.

PTC Reaffirms Full Year 2026 Financial Guidance:

●	PTC anticipates total revenues for the full-year 2026 to be between $700 million and $800 million, excluding Evrysdi royalty revenue and collaboration revenue.
●	PTC anticipates GAAP R&D and SG&A expense for the full-year 2026 to be between $775 and $815 million.
●	PTC anticipates Non-GAAP R&D and SG&A expense for the full year 2026 to be between $680 and $720 million, excluding estimated non-cash, stock-based compensation expense of $95 million.

Non-GAAP Financial Measures:

In this press release, the financial results of PTC are provided in accordance with GAAP and using certain non-GAAP financial measures. In particular, the non-GAAP R&D and SG&A expense financial measures exclude non-cash, stock-based compensation expense. These non-GAAP financial measures are provided as a complement to financial measures reported in GAAP because management uses these non-GAAP financial measures when assessing and identifying operational trends. In management's opinion, these non-GAAP financial measures are useful to investors and other users of PTC's financial statements by providing greater transparency into the historical and projected operating performance of PTC and the company's future outlook. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. Quantitative reconciliations of the non-GAAP financial measures to their respective closest equivalent GAAP financial measures are included in the table below.

PTC Therapeutics, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Net product revenue	$184,894	$154,706	$587,605	$600,951
Collaboration and license revenue	(73)	304	998,357	304
Royalty revenue	79,387	58,162	244,224	203,864
Translarna France Settlement	(98,077)	-	(98,077)	-
Manufacturing revenue	-	-	-	1,661
Total revenues	166,131	213,172	1,732,109	806,780
Operating expenses:
Cost of product, collaboration and license sales, excluding amortization of acquired intangible assets	6,950	16,283	47,013	57,398
Amortization of acquired intangible assets	9,349	3,307	24,742	60,738
Research and development (1)	133,128	124,770	455,249	534,480
Selling, general and administrative (2)	96,874	84,683	347,143	300,911
Change in the fair value of contingent consideration	-	(10,175)	(800)	(4,475)
Intangible asset impairment	-	159,548	-	159,548
Tangible asset impairment and (gains) losses on transactions, net	(10,275)	(2,855)	(9,627)	750
Total operating expenses	236,026	375,561	863,720	1,109,350
(Loss) income from operations	(69,895)	(162,389)	868,389	(302,570)
Interest expense, net	(55,188)	(41,060)	(152,230)	(166,993)
Other (expense) income, net	(12,546)	8,850	(18,086)	6,544
Gain on sale of priority review voucher	-	99,900	-	99,900
(Loss) income before income tax (expense) benefit	(137,629)	(94,699)	698,073	(363,119)
Income tax (expense) benefit	(746)	28,813	(18,839)	(176)
Net (loss) income attributable to common stockholders	$(138,375)	$(65,886)	$679,234	$(363,295)

Weighted-average shares outstanding:
Basic (in shares)	80,689,810	77,201,783	79,534,290	76,845,055
Diluted (in shares)	80,689,810	77,201,783	88,311,494	76,845,055
Net (loss) income per share—basic (in dollars per share)	$(1.71)	$(0.85)	$8.54	$(4.73)
Net (loss) income per share—diluted (in dollars per share)	$(1.71)	$(0.85)	$7.69	$(4.73)

(1) Research and development reconciliation
GAAP research and development	$133,128	$124,770	$455,249	$534,480
Less: share-based compensation expense	8,843	8,818	35,669	36,629
Non-GAAP research and development	$124,285	$115,952	$419,580	$497,851

(2) Selling, general and administrative reconciliation
GAAP selling, general and administrative	$96,874	$84,683	$347,143	$300,911
Less: share-based compensation expense	9,675	8,420	38,878	37,986
Non-GAAP selling, general and administrative	$87,199	$76,263	$308,265	$262,925

PTC Therapeutics, Inc.
Summary Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$1,945,371	$1,139,696
Total Assets	$2,879,947	$1,705,024

Total debt	$286,631	$285,412
Total deferred revenue	2,040	5,505
Total liability for sale of future royalties	2,308,366	2,081,776
Total liabilities	$3,088,670	$2,803,095

Total stockholders' deficit (81,474,366 and 77,704,188 common shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	$(208,723)	$(1,098,071)
Total liabilities and stockholders' deficit	$2,879,947	$1,705,024

PTC Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Projected Full Year 2026 R&D and SG&A Expense
(In millions)

	Low End of Range	High End of Range
Projected GAAP R&D and SG&A Expense	$775	$815
Less: projected non-cash, stock-based compensation expense	95	95
Projected non-GAAP R&D and SG&A expense	$680	$720